Exhibit 5.1
January 17, 2006
Nastech Pharmaceutical Company Inc.
3830 Monte Villa Parkway
Bothell, Washington 98021
Ladies and Gentlemen:
     We have acted as counsel to Nastech Pharmaceutical Company Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 3,737,500 shares (the “Securities”) of common stock, $0.006 par value per share, of the Company (the “Common Stock”). The Securities are being sold by the Company pursuant to the Underwriting Agreement, dated January 17, 2007 (the “Underwriting Agreement”), by and between the Company and UBS Securities LLC, and a prospectus supplement dated January 17, 2007 (the “Prospectus”) and filed with Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) as part of the Registration Statements on Form S-3, File Nos. 333-138088 and 333-111324 (collectively, the “Registration Statement”).
     In our capacity as the Company’s counsel in connection with the Registration Statement and the issuance and sale of the Securities, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Common Stock. We have examined the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon our examinations mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents we have examined, we are of the opinion that:
          1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.
          2. The Company has the authority to issue the Securities as described in the Registration Statement and the Prospectus, and when such Securities are issued and delivered against payment of the consideration therefore provided in the Underwriting Agreement, such Securities shall be legally issued, fully paid and non-assessable.

Nastech Pharmaceutical Company Inc.
January 17, 2007

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.
     We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the laws of the United States of America and the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ Pryor Cashman Sherman & Flynn LLP